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                                                                   EXHIBIT 11.01

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of the 29th day of February, 2000, is between Sterling Vision, Inc., a New York corporation having an office at 1500 Hempstead Turnpike, East Meadow, New York 11554 (the "Company"), and Joseph Silver, an individual residing at 12 South Drive, Great Neck, New York 11021 (the "Employee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company desires to obtain the services of the Employee, on its own behalf and on behalf of all existing and future affiliated entities (defined as any corporation or other business entity or entities that, directly or indirectly, controls, is controlled by, or is under common control with the Company), and the Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, and for the other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Term of Employment.

         The Company hereby employs the Employee to render services to the Company in the position and with the duties and responsibilities described in
Section 3 hereof commencing on March 1, 2000 (the "Effective Date") and continuing thereafter for a period of one (1) year, unless earlier terminated in accordance with the provisions of Section 6 hereof, or extended by the Company in accordance with the provisions of Section 2 hereof. For purposes of this Agreement, the "Term of Employment" shall be the one (1) year period commencing on the Effective Date, subject to earlier termination pursuant to the provisions of Section 6 hereof, and extension and renewal pursuant to Section 2 hereof.

2. Renewal Term.

         It is expressly understood and agreed that the Company shall have the sole right and option to extend the Term of Employment for an additional period of one (1) year; and in the event the Company, not less than thirty (30) days prior to the expiration of the then current Term of Employment, does not notify the Employee, in writing, of its election to terminate the then current Term of Employment, this Agreement shall automatically be deemed renewed for such one
(1) year renewal Term of Employment. In the event the Company shall so elect to renew the then current Term of Employment: (i) the salary set forth in Subsection 4(a) hereof shall automatically be deemed increased by an amount equal to five (5%) percent of the salary payable to the Employee (pursuant to the provisions of Subsection 4(a) hereof) as of the expiration date of the current Term of Employment; and (ii) notwithstanding the Company's election to so extend said Term of Employment, the Employee may, at any time during such renewal Term of Employment, elect to terminate this Agreement by serving upon the Company not less than ninety (90) days' prior written notice thereof.

3. Position, Duties, Responsibilities.

     a. Position. The Employee hereby accepts such employment and agrees to serve as the Company's and each of its subsidiaries' Secretary, Executive Vice President - Legal Affairs and General Counsel, or in such other position(s) as the Board of Directors (the "Board") of the Company, at any time, may designate; provided, however, that the duties associated with such other position(s) shall be substantially the same as those duties contemplated to be rendered pursuant to this Agreement. The Employee shall devote his reasonable, good faith efforts to the performance of the services customarily incidental to such office and to such other services as may be reasonably requested by the Board. The Company shall retain reasonable direction and control over the means and methods by



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which the Employee shall perform the above services and of the place(s) at which such services are to be rendered, subject, however, to the Employee's sole and absolute discretion with respect to the exercise of, and control over, his professional and ethical legal conduct, whether or not related to the Employee's duties and responsibilities hereunder. With respect to the foregoing, it is expressly understood and agreed that the Employee shall not be required to (but may, at his option) relocate his personal residence outside of Nassau County, New York.

     b. Other Activities. Except upon the prior written consent of the Board, the Employee, during the Term of Employment, will not: (i) accept any other employment; (ii) serve on the board of directors of any other corporation (except that he may serve, in any capacity, with any civic, professional, educational or charitable organization or governmental entity or trade association); or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may reasonably be competitive with, or that might reasonably place him in a competing position to that of, the Company or any of its affiliated entities. Notwithstanding the foregoing and/or anything contained in this Agreement to the contrary, it is expressly understood and agreed that: (i) the Employee may render legal assistance to third parties, provided (x) he does not receive any compensation therefor, (y) that said assistance is rendered only during non-business hours, and (z) the same does not interfere with the Employee's performance of his duties hereunder; and (ii) simultaneously herewith, the Employee and Sterling Vision of California, Inc. ("SVCI"), a wholly owned subsidiary of the Company, are entering into a Legal Fee Retainer Agreement(the "Other Agreement"), and nothing herein contained shall be deemed to limit and/or otherwise restrict the Employee from entering into, rendering services to, and/or receiving legal fee compensation from SVCI pursuant to the Other Agreement.

4. Salary, Benefits, Expenses.

     a. Salary. In consideration of the services to be rendered hereunder, the Employee, in addition to the legal fees to become payable to him pursuant to the Other Agreement, during the initial twelve (12) months of the Term of Employment, shall be paid a salary computed at the rate of One Hundred Twenty-Six Thousand Two Hundred ($126,200) Dollars per annum, payable in substantially equal, semi-monthly installments.

     b. Benefits and Other Arrangements. In addition to the salary set forth in Subsection 4(a) hereof: (i) the Employee shall be entitled to participate in any plan, arrangement or policy of the Company providing for health benefits and/or sick leave on substantially the same terms as are generally made available to the other "senior" executives of the Company; and (ii) the Company, during the Term of Employment, at its sole cost and expense, shall provide the Employee with: (x) a $1 million policy of term life insurance; and (y) long term disability insurance providing $7,875.00 of monthly benefits to the Employee.

     c. Automobile. In addition to the salary set forth in Subsection 4(a) hereof, the Company, during the Term of Employment, shall continue to provide the Employee with: (i) the use of the same automobile presently being provided, by the Company, to the Employee (provided, however that it is understood that the Employee shall be responsible for the cost of insuring, repairing and maintaining said automobile); and (ii) an automobile allowance of Four Hundred ($400) Dollars per month, it being understood that in the event of the expiration or sooner termination of the Term of Employment, the Employee shall have the right and option to assume the lease for said automobile.

     d. Vacation. The Employee shall be entitled to a three (3) week, paid vacation during each year of the Term of Employment, such vacation to: (i) accrue at the rate of 1.25 days per month during each month of the Term of Employment; and (ii) be subject to the Company's general policies, as the same may be amended from time to time; provided, however, that if the Employee, due to his work load, is restricted from taking said vacation (or any portion thereof) during any year of the Term of Employment, said unused vacation days shall carry over to the ensuing year. With respect to the foregoing, it is understood and agreed that in the event the employment of the Employee shall cease at a time when the Employee has earned, but has not used, vacation days (including, but not limited to, any earned but unused vacation days for all prior years during which the Employee was employed by the Company), compensation, in an amount equal to the vacation to which the Employee shall be entitled hereunder,



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shall be paid, by the Company to the Employee (based upon the salary then payable to the Employee pursuant to Subsection 4(a) hereof) within ten (10) business days thereafter.

     e. Expenses. The Employee shall be entitled to reimbursement for all ordinary and necessary business expenses incurred in the performance of his duties hereunder (expressly including any and all expenses associated with the Employee's use of a cellular and/or car telephone) subject to the Company's receipt of reasonable substantiation and/or reasonable documentation thereof.

     f. Annual Bonus. In addition to the salary set forth in Subsection 4(a) hereof, the Employee shall be entitled to an annual bonus, in the amount of Fifteen Thousand ($15,000) Dollars, payable on the 15th day of January of each year of the Term of the Employment.

     g. Professional Education; Membership Dues. The Company shall reimburse the Employee, upon receipt of reasonable substantiation and/or reasonable documentation thereof, for the following:

         (i) the fees, costs and expenses, including, without limitation, registration fees, costs of materials and local travel related expenses, incurred in connection with the Employee's participation in professional legal education programs for such numbers of hours per year as may be necessary for the Employee to comply with such continuation legal education requirements imposed by the New York State Bar Association;

         (ii) the annual registration or maintenance fees for the continuation of the Employee's privilege of practicing law in the State of New York; and

         (iii) the annual membership dues payable for the Employee's membership in the New York State and Nassau County Bar Associations.

5. Severance Pay.

     As a material inducement to the Employee in entering into this Agreement, the Company, within ten (10) business days after the expiration or sooner termination of the Term of Employment pursuant to, and in accordance with, the terms hereof (but other than as a result of the Employee's death or the Company's termination of this Agreement, for cause, pursuant to, and in accordance with, the provisions of Subsection 6(d) hereof) shall be required to pay to the Employee severance pay in an amount equal to the sum of: (i) the salary that would have otherwise become payable to the Employee (pursuant to the provisions of Subsection 3(a) hereof); and (ii) the legal fees which would have otherwise become payable under the Other Agreement, in each case during the ensuing six (6) month period (all as if this Agreement had not otherwise expired or been sooner terminated), it additionally being specifically understood and agreed that, upon the expiration or sooner termination of this Agreement (other than as a result of the Company's termination of this Agreement for cause) any and all employee stock options previously granted, to the Employee by the Company, shall automatically vest, notwithstanding anything to the contrary contained in any Non-Qualified Stock Option Agreement between the Employee and the Company, it being understood that, in such event, the provisions of Section 3 (entitled "Vesting") of each such Stock Option Agreement shall thereafter be deemed to be null, void and of no further force and/or effect.

6. Termination.

     a. The employment of the Employee hereunder may be terminated by the Company on not less than thirty (30) days' prior written notice to the Employee in the event that the Employee is determined to be permanently disabled. As used in this Section, the Employee shall be deemed to be "permanently disabled" if the Employee has been substantially unable to discharge his duties and obligations hereunder, by reason of illness, accident or disability, for a period of ninety (90) or more consecutive days, it being understood that in the event the Employee shall resume the full time performance of his duties hereunder prior to the effective date of any such termination hereunder, the Company's termination of this Agreement shall be deemed to be of no further force



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and/or effect. In the event the employment of the Employee is terminated because of a permanent disability, the Employee shall receive (net of all benefits available to the Employee under any policy of disability insurance provided to the Employee pursuant to Article 4 hereof) compensation until the earlier of the date which is three (3) months after the date on which the Employee first became disabled and the date on which the Term of Employment shall expire pursuant to Section 1 hereof, payable at the rate and on the terms provided herein as if he had not been terminated.

     b. The employment of the Employee hereunder may be terminated by the Company, at any time during the Term of Employment, without cause, by the Company (with the approval of the majority of the members of its Board of Directors) giving to the Employee not less than ninety (90) days' prior written notice thereof.

     c. The employment of the Employee hereunder shall automatically be deemed terminated on the date of the Employee's death.

     d. The employment of the Employee hereunder may be terminated by the Company for cause, at any time during the Term of Employment, upon the Employee's receipt of written notice from the Company documenting that: (i) the Employee was convicted of a felony; or (ii) in the opinion of a majority of the members of the Company's Board (other than the Employee, if he shall then be a member of said Board), as determined at a Board meeting at which the Employee and his counsel shall be given an opportunity to defend the allegations contained in any such notice of default from the Company to the Employee, the Employee shall have intentionally and wilfully refused or failed, or demonstrated gross negligence in the performance of his assigned duties hereunder, after not less than ten (10) days' prior written notice (to the Employee) setting forth the specific conduct complained of and that such refusal, failure and/or gross negligence would constitute a default hereunder, to perform, in any material respect, any of his material duties hereunder, other than any such failure resulting from the Employee's incapacity due to illness or injury, and the Employee shall have failed to have cured such default(s) within said ten (10) day period.

         With respect to the foregoing, it is expressly understood that: (i) no act or failure to act on the part of the Employee shall give rise to the Company's right to terminate this Agreement (pursuant to this Subsection 6(d)) if such act or failure to act was due primarily to an error in judgement and/or negligence (but not gross negligence) on the part of the Employee.

     e. The employment of the Employee hereunder may be terminated by the Employee, at any time during any renewal Term of Employment, by the Employee giving to the Company not less than ninety (90) days' prior written notice thereof.

     f. The employment of the Employee hereunder shall automatically be deemed terminated in the event the SVCI shall elect to terminate the Other Agreement for any reason whatsoever.

     g. If the Employee's employment hereunder is terminated pursuant to this
Section 6, the Employee shall be entitled to, and the Company's obligation shall be limited to: (i) all compensation accrued, to date, under the Other Agreement and under each of the provisions of Section 4 hereof to the date of such termination or, in the case of a termination as a result of the Employee's disability, to the date specified in Subsection 6(a) hereof; and (ii)in the case of a termination (other than a termination as a result of the Employee's death, or a termination, by the Company, of this Agreement for cause pursuant to, and in accordance with, the provisions of Subsection 6(d) above, and in addition to the amount payable pursuant to clause (i) above), all Severance Pay to become due and payable to the Employee pursuant to the provisions of Section 5 hereof. In addition, it is expressly understood that upon the expiration of the Term of Employment hereunder, the Employee shall likewise be entitled to the amounts then payable to the Employee pursuant to clause (i) of this Subsection 6(g), plus all Severance Pay to become due and payable to the Employee pursuant to
Section 5 hereof.



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7. Confidentiality.

     a. The Employee shall not, during the Term of Employment or at any time thereafter, use (other than in the performance of his duties to the Company) or disclose to any person, firm or corporation (except as required by law or with the prior written approval of the Company) any confidential information concerning the business, inventions, discoveries, clients, affairs or other trade secrets of the Company that he may have acquired in the course of, or an incident to, his employment by the Company.

     b. The obligations of confidentiality and non-use set forth in Subsection 6(a) above shall not apply to information: (i) which is or becomes published in any written document or otherwise is or becomes a part of the public domain without breach of the aforementioned obligation by the Employee; or (ii) which the Employee can establish was already in his possession and not subject to a secrecy obligation at the time he encountered such information in the course of, or as an incident to, his employment by the Company. Specific information shall not be deemed published or otherwise in the public domain, or in the Employee's prior possession, merely because it is encompassed by some general information published, or in the public domain, or in the Employee's prior possession.

     c. As a material inducement to the Company in entering into this Agreement, and expressly in partial exchange for the performance of the Company's obligations under this Agreement, the Employee hereby covenants and agrees that, during the Term of Employment and for a period of six (6) months thereafter, he will not, either on his own account, or directly or indirectly in conjunction with or on behalf of any person, firm or company (other than by reason of the Employee's equity ownership in any publicly traded firm or corporation provided that such equity ownership shall not confer upon the Employee the right or ability to influence or direct, directly or indirectly, the management of the business and/or affairs of any such firm or corporation) solicit or employ, or attempt to solicit or employ, any person who is then or has, within the six (6) month period prior thereto, been an officer, director or employee of the Company or any of its affiliates, whether or not such a person would commit a breach of his or her contract of employment, if any, by reason of leaving the service of the Company or any of its affiliates.

8. Mitigation.

     The Company hereby acknowledges that it will be difficult, if not impossible, for the Employee to find reasonably comparable employment following the termination of this Agreement. Accordingly, the payment of any monies hereunder (including, but not limited to, the Severance Pay to become payable to the Employee pursuant to the provisions of Section 5 hereof) in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable; and the Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any of his profits, income, earnings or other benefits, from any source whatsoever, create any mitigation.

9. Notices.

     Any notice, request, claim, demand or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

     (i) If to the Company, addressed to its principal executive offices to the attention of its President, with a copy to be simultaneously delivered, in care of the Company, to its Chairman of the Board of Directors; or

     (ii)If to the Employee, to him at the address set forth above; or

     (iii) At any such other address as either party shall have specified by written notice given to the other as herein provided.



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10. Entire Agreement.

     The terms of this Agreement and the applicable terms of the Other Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by the Company (and the retention, of the Employee, by SVCI) and may not be contradicted by evidence of any prior or contemporaneous agreement.

11. Amendments; Waivers.

     Except as otherwise set forth in Section 6 hereof, this Agreement may not be modified, amended or terminated except by an instrument, in writing, signed by the Employee and by the Company's President or Chairman. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided for herein, or by law, or in equity.

12. Severability; Enforcement.

     If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder to this Agreement and such provisions as applied to other persons, places and circumstances, shall remain in full force and effect.

13. Assignability.

     a. In the event that the Company shall merge or consolidate with any other corporation, partnership or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the Company hereunder.

     b. This Agreement is personal in nature, and none of the parties hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any of its or his rights or obligations hereunder, except by operation of law or pursuant to the terms of this Section 13.

     c. Nothing expressed or implied herein is intended or shall be construed to confer upon, or give to any person, other than the parties hereto (and, with respect to the Employee, his heirs, executors, administrators and/or trustees) any right, remedy or claim under, or by reason of, this Agreement, or of any term, covenant or condition hereof.

14. Governing Law.

     The validity, interpretation, enforceability and performance of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

15. Employee's Representation and Acknowledgment.

     This Employee hereby represents that he is free to enter into this Agreement and is not under any contractual restraint which would prohibit him from satisfactorily performing his duties to the Company hereunder. The Employee also acknowledges: (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company; and (ii) that he has read and understands this Agreement, is fully aware of its legal effects and has entered into it freely, based



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upon his own judgment.

16. Arbitration.

     Any controversy between the Employee and the Company, or any employee, director or stockholder of the Company, involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of, or related to, this Agreement, shall be settled by arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

17. Indemnification.

     The Company shall indemnify, defend and hold harmless the Employee from and against any and all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees (collectively "Losses"), resulting from, arising out of, or incident to any threatened, pending or completed action, suit or proceeding to which the Employee may be made a party or may be threatened to be made a party by reason of the Employee being or having been an officer, employee or agent of the Company, or serving or having served, at the request of the Company, as an officer, employee or agent of any other person or entity, other than, and expressly excepting, any such Loss resulting from the gross negligence and/or willful misconduct of the Employee.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                    STERLING VISION, INC.
                                    By: /s/ Alan Cohen
                                    --------------------------------
                                    Title:   Alan Cohen
                                             -----------------------
                                             President
                                             -----------------------

                                    EMPLOYEE

                                     /s/ Joseph Silver
                                    --------------------------------
                                    Joseph Silver
                                    12 South Drive
                                    Great Neck, New York 11021



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